Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Forum Oilfield Technologies, Inc., a Delaware corporation (the “Company”), and Charles E. Jones (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1 “Average Annual Bonus” shall mean the greater of (a) the bonus for Target Entry Level for the year of the Date of Termination, or (b) if applicable, the average annual bonus paid during any of the three full fiscal years (or if less than three full fiscal years were worked such lesser number of full fiscal years) preceding the Date of Termination.

1.2 “Board” shall mean the Board of Directors of the Company.

1.3 “Cause” shall mean:

(a) Executive’s conviction of a felony involving moral turpitude, dishonesty or a breach of trust as regards the Company or any of its affiliates;

(b) Executive’s commission of any act of theft, fraud, embezzlement or misappropriation against the Company or any of its affiliates that is materially injurious to any such entity regardless of whether a criminal conviction is obtained;

(c) Executive’s willful and continued failure to devote substantially all of his business time to the Company’s business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities, and incidental personal time) which failure is not remedied within a reasonable time after written demand is delivered by the Company, which demand specifically identifies the manner in which the Company believes that Executive has failed to devote substantially all of his business time to the Company’s business affairs;

(d) Executive’s unauthorized disclosure of confidential information of the Company or any of its affiliates that is materially injurious to any such entity; or

(e) Executive’s knowing or willful material violation of federal or state securities laws, as determined in good faith by the Board.

For purposes of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

1.4 “Change of Control” shall mean any transaction or event pursuant to which SCF V, L.P., together with its affiliates (collectively, “SCF”), cease to collectively own, directly or indirectly, 50% or more of the combined voting power of the Company’s outstanding securities if but only if, one of the following occurs after such transaction or event:

(a) any person or group of persons (other than SCF) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, but excluding beneficial ownership arising solely as a result of a person being a party to a stockholder agreement or similar arrangement that is entered into prior to an underwritten initial public offering of the Company), directly or indirectly, of securities in the Company representing 20% or more of the combined voting power of the Company’s outstanding securities;

(b) a change in the majority of the membership of the Board occurs without approval by two-thirds of the directors who are Continuing Directors. For these purposes “Continuing Directors” are persons who (A) were members of the Board on the Effective Date, (B) are new directors whose election was approved by two-thirds of the members of the Board who were directors on the Effective Date (“Approved Directors”), or (C) are new directors whose election was approved by two-thirds of the members of the Board who were directors on the Effective Date or are subsequently Approved Directors;

(c) the Company is merged, consolidated or combined with another corporation or entity, whose securities are not publicly traded at the time of such merger, consolidation or combination, including without limitation, a reverse or forward triangular merger, and the Company’s stockholders immediately prior to such transaction own less than 55% of the outstanding voting securities of the surviving or resulting corporation or entity immediately after the transaction; or

(d) there is a disposition, transfer, sale or exchange of all or substantially all of the Company’s assets, or stockholder approval of a plan of liquidation or dissolution of the Company.

1.5 “Change of Control Payout Period” shall mean a period of two years commencing on the Date of Termination, which termination is covered by Section 7.3 hereof.

1.6 “Date of Termination” shall mean the date specified in the Notice of Termination relating to termination of Executive’s employment with the Company.

1.7 “Good Reason” shall mean any of the following events without the consent of the Executive:

(a) a material diminution in the Executive’s base compensation; or

(b) a material diminution in the Executive’s authority, duties, or responsibilities; or

(c) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board; or

(d) a material change in the geographic location at which the Executive must perform services. In connection with Executive’s employment by the Company, the Executive’s principal business address shall be at the Company’s current principal executive offices in Houston, Texas, or in such other place as the Executive and the Company may agree.

The Executive is required to provide notice to the Company of the existence of the conditions described above in this Section 1.7 (a) through (d) within a period not to exceed 90 days from the initial existence of the condition, upon the notice of which the Company must be provided a period of at least 30 days during which it may remedy the condition.

1.8 “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

1.9 “Protective Period” shall mean the period that commences six months prior to and ends two years following the effective date of a Change of Control.

1.10 “Severance Payout Period” shall mean a period of two years commencing on the Date of Termination, which termination is covered by Section 7.2 hereof.

1.11 “Target Entry Level” shall mean the first performance level determined and defined by the Board, of which the Executive must achieve to receive an annual bonus according to the schedule set forth in Section 4.2 hereof.

1.12 “Target Expected Value” shall mean the second performance level determined and defined by the Board, of which the Executive must achieve to receive an annual bonus according to the schedule set forth in Section 4.2 hereof.

1.13 “Target Over Achievement” shall mean the third performance level determined and defined by the Board, of which the Executive must achieve to receive an annual bonus according to the schedule set forth in Section 4.2 hereof.

1.14 “Termination Base Salary” shall mean (a) Executive’s annual base salary at the rate in effect at the time the Notice of Termination is given, or (b) for purposes of a termination that is covered by Section 7.3 hereof, if greater than the amount set forth in Section 1.14(a), Executive’s annual base salary at the rate in effect immediately prior to the Change of Control.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1 Employment; Effective Date. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, beginning as of October 1, 2007 (the “Effective Date”) and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

2.2 Positions. From and after the Effective Date, the Company shall employ Executive in the position of President and Chief Executive Officer of the Company or in such other position or positions as the parties mutually may agree, and Executive shall report to the Board. On the Effective Date, the Company shall cause Executive to be elected to serve on the Board as a full member thereof, and thereafter the Company shall use reasonable efforts to continue to cause Executive to be nominated to serve on the Board. It is the intention of the parties that Executive will be elected to and will serve on the Board while serving hereunder as President and Chief Executive Officer of the Company.

2.3 Duties and Services. Executive agrees to serve in the positions referred to in Section 2.2 hereof and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s employees, as such policies may be amended from time to time.

2.4 Other Interests. Executive agrees, during the period of his employment by the Company, to devote substantially all of his business time, energy and best efforts to the business and affairs of the Company and its subsidiaries. Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) engage in and manage his passive personal investments, and (b) engage in charitable and civic activities; provided, however, that the activities described in clauses (a) and (b) shall be permitted so long as such activities do not conflict with the business and affairs of the Company or interfere with Executive’s performance of his duties hereunder.

2.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would materially injure the business, interests, or reputation of the Company or any of its affiliates. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III

TERM AND TERMINATION OF EMPLOYMENT

3.1 Term. This Agreement shall be for an initial term that continues in effect through the third anniversary of the Effective Date. The term of this Agreement shall automatically be extended for an additional term of one year, as of each of the first and second anniversary date of the Effective Date that occurs while this Agreement is in effect. The term of this Agreement, however, may be terminated by written Notice of Termination of this Agreement provided to the Executive, and in the event any such Notice of Termination is delivered to the Executive then, notwithstanding the preceding sentence concerning automatic renewals, the term of this Agreement shall terminate at the expiration of the Change of Control Payout Period in the event Section 7.3 is applicable, the Severance Payout Period in the event Section 7.2 is applicable, or the Date of Termination. The Term shall not automatically expire immediately upon the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, but rather shall expire pursuant to the time period set forth in this Section 3.1.

3.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, the Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a) upon the Executive being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months as determined by a doctor jointly selected by the Executive (or Executive’s representative legally authorized to act on Executive’s behalf) and the Board of Directors of the Company; or

(b) Executive’s death; or

(c) for Cause; or

(d) for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

Notwithstanding the foregoing, the Company shall not have the right to terminate Executive’s employment under this Agreement prior to the date that is six months after the Effective Date for any reason other than Cause.

3.3 Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate his employment under this Agreement by providing the Company with a Notice of Termination at any time for any reason whatsoever, in the sole discretion of Executive.

3.4 Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and an automatic resignation of Executive from the Board (if applicable) and from the board of directors of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

ARTICLE IV

COMPENSATION AND BENEFITS

4.1 Base Salary. During the term of this Agreement, Executive shall receive a minimum annual base salary of $475,000. Executive’s annual base salary shall be reviewed annually by the Board (or a committee thereof) and, in the sole discretion of the Board (or a committee thereof), such annual base salary may be increased (but not decreased) effective as of any date determined by the Board (or a committee thereof). Executive’s base salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly. In calendar year 2007, only the pro rata portion of Executive’s base salary for the period beginning October 1, 2007 or such other date as the Company and Executive shall agree (the “Employment Commencement Date”), and ending December 31, 2007, will be payable pursuant to this Section 4.1.

4.2 Bonuses. Executive shall receive annual bonuses based on performance criteria determined in the discretion of the Board, after reasonable consultation with Executive. The Board shall set forth three performance targets. The first performance target shall be the Target Entry Level, the second the Target Expected Value, and the third the Target Over Achievement. The amount of the Executive’s bonus in a year shall be determined by the performance target achieved and the chart set forth in this Section 4.2. Notwithstanding the foregoing, Executive shall be eligible for a bonus for the period beginning on the Employment Commencement Date and ending on December 31, 2007 (the “2007 Bonus”) based on performance achieved during the calendar year ending on December 31, 2007. The 2007 Bonus, if any, shall be payable to Executive by March 15, 2008. The 2007 Bonus, if any, shall be an amount equal to A multiplied by B, where: A equals a fraction, the numerator of which is the number of days during the period beginning on the Employment Commencement Date and ending on December 31, 2007, and the denominator of which is 365; and B equals the bonus determined according to the following chart assuming that 2007 was not a prorated year:

Target	Bonus
Target Entry Level	50% of Base Salary

Target Expected Value	100% of Base Salary

Target Over Achievement	150% of Base Salary

Notwithstanding the foregoing, the targets set forth in the schedule above may be adjusted by the Board based on any substantial acquisitions or divestitures, or significant increases or decreases in capital expenditures, that occur after the Employment Commencement Date. In addition, if a level of performance is achieved that is in between any of the three levels set forth above, the Executive shall be entitled to an extra percentage of Base Salary, in addition to the percentage of Base Salary payable due to the achievement of the performance target, equal to the product of (a) 50% of Base Salary and (b) the quotient of (i) the difference between the performance level actually achieved and the performance target achieved, and (ii) the performance target achieved. For clarity purposes, if the performance target is based on EBITDA, the Target Entry Level is $1,000,000 of EBITDA, the Target Expected Value is $2,000,000 of EBITDA, and the Target

Over Achievement is $3,000,000 of EBITDA, Base Salary equals $475,000 and actual EBITDA is $1,200,000, the Executive would be entitled to a bonus calculated as follows:

$237,500 + ((.5) x $475,000)(($1,200,000 - $1,000,000)/$1,000,000) = $285,000

Notwithstanding the formula above, the Company and the Executive may agree to a bonus calculation modification that utilizes multiple factors as opposed to a single factor; however, this modification may in no case reduce the Executive’s ultimate bonus potential to less than 150% of the Executive’s Base Salary.

4.3 Initial Stock Option Grant. The Company shall grant to the Executive, as of the Effective Date, as a matter of separate inducement and not in lieu of any salary or other compensation, the right and option to purchase (the “Initial Option”) a number of shares of the Company’s common stock equal to $1,000,000, divided by the initial exercise price of $300.00 (rounded down to the nearest whole share). The terms of the Initial Option, except as set forth in this Agreement, shall be governed by the latest equity based compensation plan adopted by the Company allowing for the grant of nonqualified stock options and the Company’s latest standard stock option agreement used for senior executives. The Initial Option, except as provided herein, granted hereunder is intended to constitute an option which is not designed to qualify as an incentive stock option pursuant to Section 422 of the Code. The Initial Option will be 100% vested and exercisable as of the Effective Date, and will have an expiration date of the date that is one year following the Effective Date; however, should the Executive terminate his employment with the Company without Good Reason prior to the expiration date, the Initial Option shall expire on the Date of Termination.

4.4 Additional Stock Option Grants and Restricted Stock. On the Effective Date, the Executive shall be issued a number of shares of restricted common stock of the Company equal to $1,500,000 divided by $300.00 (rounded to the nearest whole share). The terms of such restricted stock, except as set forth in this Agreement, shall be governed by the latest equity based compensation plan, adopted by the Company, allowing for the grant of restricted stock and the Company’s standard restricted stock agreement used for senior executives. Except as elsewhere provided in this Agreement, such restricted common stock shall cumulatively vest 25% upon each anniversary of the Effective Date, as demonstrated by the table below in this Section 4.4, provided the Executive remains employed as of each such anniversary of the Effective Date.

The Company shall grant to the Executive, as of the Effective Date, as a matter of separate inducement and not in lieu of any salary or other compensation, the right and option to purchase (the “Option”) a number of shares of the Company’s common stock equal to $1,800,000, divided by the initial exercise price of $300.00 (rounded down to the nearest whole share). The terms of the Option, except as set forth in this Agreement, shall be governed by the latest equity based compensation plan adopted by the Company allowing for the grant of nonqualified stock options and the Company’s latest standard stock option agreement used for senior executives. The Option granted hereunder is intended to constitute an option which is not designed to qualify as an incentive stock option pursuant to Section 422 of the Code. The Option shall become exercisable in cumulative installments of 25% upon each anniversary of the Effective Date, as demonstrated by the table below in this Section 4.4, provided the Executive remains employed as of each such anniversary of the Effective Date.

On or After Each of the Following Vesting Dates	Cumulative Percentage of Shares for Which the Option is Exercisable and the Restricted Stock Shall Vest
First Anniversary of the Effective Date	25%
Second Anniversary of the Effective Date	50%
Third Anniversary of the Effective Date	75%
Fourth Anniversary of the Effective Date	100%

4.5 Other Perquisites. During his employment hereunder, the Company shall provide Executive with the same perquisite benefits made available to other senior executives of the Company.

4.6 Equity Based Compensation and Performance Awards. During the Executive’s employment, the Executive shall be eligible to receive equity based compensation awards.

4.7 Expenses. The Company shall promptly reimburse the Executive for all reasonable legal expenses that the Executive has incurred in connection with entering into the employ of the Company and all reasonable business expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

4.8 Vacation. The Executive shall be entitled to 25 days of vacation per year other than for 2007. For 2007, the Executive shall be entitled to 10 days of vacation.

4.9 Services Furnished. The Executive shall at all times be provided with office space and such other facilities and services as are suitable to his position and no less favorable than those being provided to the Executive by the Company as of the date hereof.

4.10 Offices. Subject to Articles II, III, and IV hereof, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of any of the Company’s subsidiaries and as a member of any committees of the board of directors of any such corporations, and in one or more executive positions of any of the Company’s subsidiaries; provided, that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently or may be provided to any other director of the Company, any of its subsidiaries, or in connection with any such executive position, as the case may be.

ARTICLE V

PROTECTION OF INFORMATION

5.1 Disclosure to and Property of the Company. For purposes of this Article V, the term “the Company” shall include the Company and any of its affiliates, and any reference to

“employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its affiliates’ business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or exploration, production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) are and shall be the sole and exclusive property of the Company or its affiliates. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company (or its affiliates). Executive agrees to perform all actions reasonably requested by the Company or its affiliates to establish and confirm such exclusive ownership. Upon termination of Executive’s employment by the Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company. Notwithstanding the preceding provisions of this Section 5.1, the terms “Confidential Information” and “Work Product” do not, however, include (a) any information that, at the time of disclosure by the Company, is available to the public other than as a result of any act of Executive, or (b) any information that Executive possessed prior to the Effective Date, or (c) becomes available to the Executive on a non-confidential basis from a source other than the Company and any of its subsidiaries or any of their respective directors, officers, employees, agents or advisors; provided, that such source is not known by the Executive to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or any of its subsidiaries.

5.2 Disclosure to Executive. The Company will disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of the Company (or its affiliates); and/or will entrust Executive with business opportunities of the Company (or its affiliates); and/or will place Executive in a position to develop business good will on behalf of the Company (or its affiliates).

5.3 No Unauthorized Use or Disclosure. Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company and its affiliates. Executive agrees that he will not, at any time during or after the termination of Executive’s employment with the Company, make any unauthorized disclosure of, and he shall not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of

Executive’s responsibilities hereunder. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to preserve and protect the confidentiality of such Confidential Information. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order. At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that he may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by him during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Board for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Article V. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product.

5.4 Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work.

5.5 Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Company terminates, at the request from time to time and expense of the Company or its affiliates, Executive shall reasonably assist the Company and its nominee, at reasonable times and for reasonable periods and for reasonable compensation, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential

Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

5.6 Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article V by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article V by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents. However, if it is determined that the Executive has not committed a breach of this Article V, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive and his spouse, if applicable, all payments and benefits that had been suspended pending such determination.

ARTICLE VI

STATEMENTS CONCERNING THE COMPANY AND EXECUTIVE

6.1 Statements by Executive. Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Company, any of its affiliates or any of the Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information of the Company, any of its affiliates or any of the Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives except as permitted by Article V hereof, or (c) place the Company, any of its affiliates, or any of the Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

6.2 Statements by the Company. The Company shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about Executive, any of his affiliates or any of such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose confidential information of Executive, any of his affiliates or any of such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place Executive, any of his affiliates, or any of such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Executive and his affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE VII

EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

7.1 Certain Terminations. If Executive’s employment hereunder shall terminate for any reasons except for those terminations of employment that are subject to Sections 7.2 and 7.3 hereof, then all compensation and all benefits to Executive hereunder shall continue to be provided until the date of such termination of employment and such compensation and benefits shall terminate contemporaneously with such termination of employment.

7.2 By the Company Without Cause or by Executive for Good Reason and Other Than During the Protective Period. Subject to Section 7.3 hereof, if any such termination shall be by Executive for Good Reason or by the Company for any reason other than those encompassed by Sections 3.2(a) (except as otherwise provided in Section 7.2(d) hereof), or 3.2(b), or 3.2(c) hereof (and any such termination does not occur within the Protective Period), then Executive shall receive the following compensation and benefits from the Company (but no other compensation or benefits after such termination):

(a) the Company shall pay to Executive when otherwise due Executive’s Termination Base Salary through the Date of Termination;

(b) the Company shall pay to Executive a bonus for the year in which the Date of Termination occurred in an amount determined in good faith by the Board in accordance with the performance criteria established pursuant to Section 4.2 hereof and based on the Company’s performance relative to such criteria for such year through the Date of Termination, which amount, however, shall not be less than the bonus for Target Entry Level and shall be prorated through and including the Date of Termination (based on the ratio of the number of days Executive was employed by the Company during such year to 365), payable in a lump-sum within 30 days following such Date of Termination;

(c) effective as of the Date of Termination, the Company shall pay to Executive an amount equal to two times the sum of the Termination Base Salary and the Average Annual Bonus, payable in a lump-sum within 30 days following such Date of Termination;

(d) in the event the Executive terminates his employment for Good Reason or the Company terminates the Executive’s employment for any reason (including, notwithstanding the foregoing, a termination encompassed by Section 3.2(a) hereof) other than those encompassed by Section 3.2(b) and 3.2(c) hereof, upon such termination the Company will take one of the following actions (as determined by the Board in its sole discretion) (i) provide that the restricted stock (to the extent not previously vested) will become 100% vested, or (ii) offer to repurchase all of the Company’s common stock purchased by the Executive, if any, pursuant to the Initial Option at a price equal to the per share exercise price of the Initial Option (as adjusted for stock splits and stock dividends and regardless of the fair market value of such common stock at the time of repurchase), it being the expressed intent of the parties that the Executive receive an amount equal to the amount paid for the Company’s common stock

(e) the Company shall provide Executive with the additional benefits described in Section 7.4 hereof; and

(f) Executive (or in the event of his death, his estate) shall be entitled to exercise his respective grants of vested stock options until one year following the Date of Termination, but no later than the expiration of the original term of each stock option.

The Company’s offer to repurchase shares pursuant to Section 7.2(d) will be delivered in writing to the Executive within 15 days following the Date of Termination. The Company’s offer to repurchase must be accepted by the Executive within 30 days following the date notice of the Company’s offer is given to the Executive. If the Executive accepts in writing the Company’s offer to repurchase such shares the repurchase will occur at the Company’s corporate offices within 45 days following the date such acceptance is given to the Company. If the Company offers to repurchase its common stock as described in Section 7.2(d) hereof, the Executive will not be entitled to the additional vesting described in Section 7.2(d)(i) hereof regardless of whether the Executive timely accepts such offer,

7.3 By the Company Without Cause or by Executive for Good Reason During the Protective Period. In the event that, within the Protective Period and prior to the expiration of the term provided in Section 3.1 hereof, either Executive voluntarily terminates employment with the Company for Good Reason or the Company terminates Executive’s employment for any reason other than those encompassed by Sections 3.2(a) (except as otherwise provided in Section 7.3(e) hereof), or 3.2(b), or 3.2(c) hereof, then, in lieu of the compensation and benefits described in Section 7.2 hereof, Executive shall receive the following compensation and benefits from the Company (but no other compensation or benefit after such termination):

(a) the Company shall pay to Executive when otherwise due Executive’s Termination Base Salary through the Date of Termination;

(b) the Company shall pay to Executive a bonus for the year in which the Date of Termination occurred in an amount determined in good faith by the Board in accordance with the performance criteria established pursuant to Section 4.2 hereof and based on the Company’s performance relative to such criteria for such year through the Date of Termination, which amount, however, shall not be less than the bonus for the Target Entry Level and shall be prorated through and including the Date of Termination (based on the ratio of the number of days Executive was employed by the Company during such year to 365), payable in a lump sum within 30 days following such Date of Termination;

(c) effective as of the Date of Termination, the Company shall pay to Executive an amount equal to two times the sum of the Termination Base Salary and the Average Annual Bonus, payable in a lump-sum within 30 days following such Date of Termination;

(d) all restricted stock and options granted pursuant to Section 4.4 not yet vested as of the Date of Termination shall become 100% vested;

(e) in the event the Company terminates the Executive’s employment for the reason encompassed by Section 3.2(a) hereof, upon such termination the Company will take one of the following actions (as determined by the Board in its sole discretion) (i) provide that the restricted stock (to the extent not previously vested) will become 100% vested, or (ii) offer to repurchase all of the Company’s common stock purchased by the Executive, if any, pursuant to the Initial

Option at a price equal to the per share exercise price of the Initial Option (as adjusted for stock splits and stock dividends and regardless of the fair market value of such common stock at the time of repurchase), it being the expressed intent of the parties that the Executive receive an amount equal to the amount paid for the Company’s common stock.

(f) Executive shall become fully vested in Executive’s accrued benefits under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans maintained by the Company for Executive’s benefit, except to that the extent the acceleration of vesting of such benefits would violate any applicable law or require the Company to accelerate the vesting of the accrued benefits of all participants in such plan or plans, in which case the Company shall pay Executive a lump sum payment, within 30 days following the Date of Termination, in an amount equal to the present value of such unvested accrued benefits. The lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Code, on the Date of Termination. In addition, if such a lump sum payment is payable, the Company shall make an additional gross-up payment to Executive in an amount such that the net amount of the lump sum payment and such additional gross-up payment retained by Executive, after the calculation and deduction of all federal, state and local income tax and employment tax (including any interest or penalties imposed with respect to such taxes) on such lump sum payment and additional gross-up payment, and taking into account any lost or reduced tax deductions on account of such gross-up payment, shall be equal to such lump sum payment;

(g) Executive (or in the event of his death, his estate) shall be entitled to exercise his respective grants of vested stock options until one year following the Date of Termination, but no later than the expiration of the original term of each stock option;

(h) the Company shall provide Executive with the additional benefits described in Section 7.4 hereof; and

(i) effective as of the Date of Termination, the Company shall pay to Executive an amount equal to two times the amount the Company would be required to contribute on Executive’s behalf under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans based on Executive’s Termination Base Salary and the applicable maximum Company contribution percentages in effect as of the Date of Termination, payable in a lump sum within 30 days following such Date of Termination.

The Company’s offer to repurchase shares pursuant to Section 7.3(e) will be delivered in writing to the Executive within 15 days following the Date of Termination. The Company’s offer to repurchase must be accepted by the Executive within 30 days following the date notice of the Company’s offer is given to the Executive. If the Executive accepts in writing the Company’s offer to repurchase such shares the repurchase will occur at the Company’s corporate offices within 45 days following the date such acceptance is given to the Company. If the Company offers to repurchase its common stock as described in Section 7.3(e) hereof, the Executive will not be entitled to the additional vesting described in Section 7.3(e)(i) hereof regardless of whether the Executive timely accepts such offer.

7.4 Additional Benefits.

(a) Throughout the term of the Severance Payout Period for a termination of Executive’s employment covered by Section 7.2 hereof, or throughout the term of the Change of Control Payout Period for a termination of Executive’s employment covered by Section 7.3 hereof, the Company shall continue to provide Executive and Executive’s eligible family members, based on the cost sharing arrangement between Executive and the Company on the Date of Termination, with medical and dental health benefits and disability coverage and benefits at least equal to those which would have been provided to Executive if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time during such Severance Payout Period or Change of Control Payout Period, as applicable. Notwithstanding the foregoing, if Executive becomes re-employed and is eligible to receive medical, dental and disability benefits under another employer’s plans, the Company’s obligations under this Section 7.4 shall be reduced to the extent comparable benefits are actually received by Executive during the Severance Payout Period or Change of Control Payout Period, as applicable, and any such benefits actually received by Executive shall be promptly reported by Executive to the Company. In the event Executive is ineligible under the terms of the Company’s benefit plans or programs to continue to be so covered, the Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment in such amount that, after all taxes on that amount, shall be equal to the cost to Executive of providing Executive such benefit coverage. The lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Code, on the Date of Termination. In addition, if such a lump sum payment is payable, the Company shall make an additional gross-up payment to Executive in an amount such that the net amount of the lump sum payment and such additional gross-up payment retained by Executive, after the calculation and deduction of all federal, state and local income tax and employment tax (including any interest or penalties imposed with respect to such taxes) on such lump sum payment and additional gross-up payment, and taking into account any lost or reduced tax deductions on account of such gross-up payment, shall be equal to such lump sum payment. Such additional gross-up payment shall be made in a lump sum payment within 30 days following the Date of Termination. For the sake of clarity, Executive shall be entitled to all of the insurance and benefits provided by this Section 7.4(a), and such benefits shall not be mitigated, in the event that as of the Date of Termination or at any time during the Severance Payout Period or Change of Control Payout Period, as applicable, Executive is receiving medical, dental, health, disability or life benefits or insurance through the plans or obligations of a former employer.

(b) If Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason, the Company shall provide Executive with a lump sum payment, in lieu of outplacement services, equal to 15% of Executive’s Termination Base Salary. Such lump sum payment shall be made within 30 days following the Date of Termination. This lump sum amount shall be subject to the gross up provisions of Section 7.4(a).

(c) If Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason, the Company shall provide Executive with a lump sum payment, in lieu of an automobile allowance, equal to the monthly car allowance, if any, in effect on the date of the Date of Termination, multiplied by the number of months comprising the Severance

Payout Period or Change of Control Payout Period, as applicable. Such lump sum payment shall be made within 30 days following the Date of Termination. This lump sum amount shall be subject to the gross up provisions of Section 7.4(a).

7.5 No Duty to Mitigate Losses. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require the Company to pay any amount to Executive pursuant to this Article VII. Any salary or remuneration received by Executive from a third party for the provision of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which Sections 7.2 or 7.3 and 7.4 apply shall not reduce the Company’s obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of any such Section.

ARTICLE VIII

NON-COMPETITION AGREEMENT

8.1 Definitions. As used in this Article VIII, the following terms shall have the following meanings:

“Business” means (a) during the period of Executive’s employment by the Company, the core products and services provided by the Company and their respective subsidiaries during such period and other products and services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with the Company, the services provided by the Company and their respective subsidiaries at the time of such termination of employment and other services that are functionally equivalent to the foregoing.

“Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will the Company or any of their respective subsidiaries be deemed a Competing Business.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period during which Executive is employed by the Company hereunder and (a) throughout the term of the Change of Control Payout Period for a termination of Executive’s employment covered by Section 7.3 hereof, or (b) throughout the term of the Severance Payout Period for a termination of Executive’s employment covered by Section 7.2 hereof, or (c) for a period equal to the number of days Executive was employed by the Company, but in no event less than six (6) months or more than two (2) years from the termination of Executive’s employment covered by Section 7.1 hereof (but shall not apply to termination reasons encompassed in Sections 3.2(a) or 3.2(b), as a result of the expiration of the term of this Agreement pursuant to Section 3.1 hereof, or the exception stated in Section 8.2(a) below). Notwithstanding the foregoing, the Prohibited Period shall immediately terminate (x) on the date of Executive’s termination of employment with the Company if such termination is for the reason encompassed in Section 3.2(a) hereof or (y) on the date the Company breaches its obligations under either Section 7.2 or 7.3 hereof (if and as applicable) (it being understood and agreed, however, that Executive shall continue to be entitled to receive all consideration required to be paid under Section 7.2 or 7.3 hereof (if and as applicable)).

“Restricted Area” means the State of Texas and any other geographical area in which the Company or any of their respective subsidiaries engage in the Business during the period during which Executive is employed hereunder.

8.2 Non-Competition; Non-Solicitation. Executive and the Company agree to the non-competition and non-solicitation provisions of this Article VIII (i) as part of the consideration for the compensation and benefits to be paid to Executive hereunder, (ii) to protect the trade secrets and confidential information of the Company or its affiliates disclosed or entrusted to Executive by the Company or its affiliates or created or developed by Executive for the Company or its affiliates, the business goodwill of the Company or its affiliates developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by the Company or its affiliates and (iii) as an additional incentive for the Company to enter into this Agreement.

(a) Subject to the exceptions set forth in section 8.2(b) below, Executive expressly covenants and agrees that during the Prohibited Period (i) he will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) he will not, and he will cause his affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, control or participate in or be connected with or loan money to, sell or lease equipment to or sell or lease real property to any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area; provided, however, for purposes of this Section 8.2(a) only, in the event Executive terminates his employment pursuant to Section 3.3. for any reason other than Good Reason, Executive’s Prohibited Period will end on the Executive’s Date of Termination; provided, further, however, that Executive shall be subject to the covenants set forth in this Section 8.2(a) in such case during the Prohibited Period, for so long as, but only so long as, during each month of the Prohibited Period the Company pays the Executive 1/24 of the amount (prorated for partial months) he would have received pursuant to Section 7.2(c) if Executive was entitled to a payment pursuant to Section 7.2(c) (it being acknowledged that the Executive’s responsibility to comply with the covenants of this Section 8.2(a) shall end as of the month the Company fails to make the payment contemplated by this proviso and that the Company has the right to stop such payments whenever it so chooses).

(b) Notwithstanding the restrictions contained in Section 8.2(a), Executive or any of his affiliates may own an aggregate of not more than 2.5% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.2(a), provided that neither Executive nor any of his affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c) Executive further expressly covenants and agrees that during the Prohibited Period, he will not, and he will cause his affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or any of their respective affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of their respective subsidiaries any person who or which is a customer of any of such entities during the period during which Executive is employed by the Company. Notwithstanding the foregoing, the restrictions of clause (i) of this Section 8.2(c) shall not apply with respect to (A) an officer or employee whose employment has been involuntarily terminated by his or her employer (other than for cause), (B) an officer or employee who has voluntarily terminated employment with the Company and their respective affiliates and who has not been employed by any of such entities for at least one year, (C) an employee who is paid on an hourly basis, or (D) an officer or employee who responds to a general solicitation that is not specifically directed at officers and employees of the Company or any of their respective affiliates.

(d) The Executive may seek the written consent of the Company, which may be withheld for any or no reason, to waive the provisions of this Article VIII on a case by case basis.

(e) The restrictions contained in Section 8.2 shall not apply to any product or services that the Company provided during the Executive’s employment but that the Company no longer provides at the Date of Termination.

8.3 Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 hereof are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article VIII by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents. However, if it is determined that the Executive has not committed a breach of this Article VIII, then the Company shall resume the payments and benefits due under this Agreement and pay to the Executive and his spouse, if applicable, all payments and benefits that had been suspended pending such determination.

8.4 Reasonableness; Enforcement. Executive hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Article VIII. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of compensation that Executive is receiving in connection with the performance of his duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable.

8.5 Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the United States during the Prohibited Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, Executive acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent him from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable States so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE IX

EXCISE TAXES AND GROSS-UP PAYMENTS

9.1 Excise Taxes and Gross-Up Payments.

(a) If any payment or benefit received or to be received by Executive in connection with a Change in Control of the Company or termination of Executive’s employment (whether payable pursuant to the terms of this Agreement, a stock option plan or any other plan or arrangement with the Company) (the “Total Payments”) will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Total Payments and the Gross-Up Payment retained by Executive after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Total Payments and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payments provided for in this Section 9.1, and taking into account any lost or reduced tax deductions on account of the Gross-Up Payments, shall be equal to the Total Payments.

(b) All determinations required to be made under this Section 9.1, including whether and when the Gross-Up Payments are required and the amount of such Gross-Up Payments, and the assumptions to be utilized in arriving at such determinations (consistent with the provisions of the Section 9.1), shall be made by the Company’s independent certified public accountants (the “Accountants”). The Accountants shall provide Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payments within 15 business days of the receipt of notice from Executive or the Company that Executive has received or will receive a Total Payment. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company. All determinations by the Accountants shall be binding upon the Company and Executive.

(c) For the purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Total Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such payment (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount” or such “parachute payments” are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payments, Executive shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payments are to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payments are to be made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income); and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payments in Executive’s adjusted gross income.

(d) To the extent practicable, any Gross-Up Payments shall be paid by the Company at the time Executive is entitled to receive the Total Payments and in no event will any Gross-Up Payments be paid later than 30 days after the receipt by Executive of the Accountant’s determination. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payments made will have been an amount less than the Company should have paid pursuant to this Section 9.1 (the “Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 9.1 and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for Executive’s benefit.

(e) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payments. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such 30 day period that it desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Executive for, advance expenses to Executive for, defend Executive against and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 9.1, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify Executive for, advance expenses to Executive for, defend Executive against and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payments would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f) The Gross-Up Payments shall be paid to Executive during Executive’s employment, or following the termination of Executive’s employment, as determined under the foregoing provisions; provided, however, such benefits and payments shall be paid not later than fifteenth day of the third month following the later of the end of the taxable year of Executive in which Executive’s Date of Termination occurs, or the end of the taxable year of the Company (or any successor thereto) in which such Executive’s Date of Termination occurs.

ARTICLE X

DISPUTE RESOLUTION

10.1 Dispute Resolution. If any dispute arises out of this Agreement, the “complaining party” shall give the “other party” written notice of such dispute. The other party shall have 10 business days to resolve the dispute to the complaining party’s satisfaction. If the dispute is not resolved by the end of such period, either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties encounter difficulty in agreeing upon a neutral unaffiliated mediator, they shall seek the assistance of the American Arbitration Association in the selection process. If mediation is unsuccessful, the complaining party may by written notice (the “Notice”) demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.

(a) Each party will, within 10 business days of the Notice, nominate an arbitrator, who shall be a non-neutral arbitrator. Each nominated arbitrator must be someone experienced in dispute resolution and of good character without moral turpitude and not within the employ or direct or indirect influence of the nominating party. The two nominated arbitrators will, within 10 business days of nomination, agree upon a third arbitrator, who shall be neutral. If the two appointed arbitrators cannot agree on a third arbitrator within such period, the parties may seek such an appointment through any permitted court proceeding or by the American Arbitration Association (“AAA”). The three arbitrators will set the rules and timing of the arbitration, but will generally follow the rules of the AAA and this Agreement where same are applicable and shall provide for a reasoned opinion.

(b) The arbitration hearing will in no event take place more than 180 days after the appointment of the third arbitrator.

(c) The mediation and the arbitration will take place in Houston, Texas unless otherwise unanimously agreed to by the parties.

(d) The results of the arbitration and the decision of the arbitrators will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.

(e) All costs and expenses of the mediation and arbitration shall be born equally by the Company and the Executive. The Arbitrator shall award the prevailing party its reasonable attorneys fees incurred in connection with the dispute.

ARTICLE XI

MISCELLANEOUS

11.1 Successor Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Failure of the successor to so assume shall constitute a breach of this Agreement and entitle Executive to the benefits hereunder as if triggered by a termination not for Cause.

11.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, addressed to:	Charles E. Jones
2 Holly Ridge Drive
Kingwood, Texas 77339

If to the Company, addressed to:
Forum Oilfield Technologies, Inc.
Attn: Chairman of the Board
One New BriarLake Plaza
Suite 1175
2000 West Sam Houston Parkway South
Houston, Texas 77042

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

11.3 Applicable Law; Submission to Jurisdiction.

(a) This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(b) With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Texas.

11.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

11.7 Withholding of Taxes and Other Executive Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal Executive deductions made with respect to the Company’s employees generally.

11.8 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

11.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

11.10 Affiliate. As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

11.11 Assignment. This Agreement and the rights hereunder are personal in nature and may not be assigned by the Company or Executive without the prior written consent of the other. In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to his estate. Subject to the preceding provisions of this Section 11.11, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.12 Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, VII and VIII shall survive any termination of the employment relationship and/or of this Agreement.

11.13 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

11.14 Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

11.15 Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than Executive, and Executive shall not have any right to vote or decide upon any such matter.

11.16 Representations and Warranties. The Company represents and warrants to Executive that the execution, delivery and performance of this Agreement have been authorized by the Company’s Board of Directors. Executive represents and warrants to the Company that (a) he does not have any agreements with his prior employer that will prohibit him from working for the Company or fulfilling his duties and obligations to the Company pursuant to this Agreement and (b) he has complied with all duties imposed on him with respect to his former employer, e.g., Executive does not possess any tangible property belonging to his former employer.

11.17 Insurance and Indemnification. The Company shall provide the Executive with the same errors and omissions insurance as provided to other similarly situated officers in the Company. The parties acknowledge that the Company and the Executive will enter into a separate indemnification agreement.

11.18 Compliance With Internal Revenue Code Section 409A.

(a) Notwithstanding anything herein to the contrary, all lump sum payments and gross up payments to be made pursuant to this Agreement shall be paid not later than the fifteenth day of the third month following the later of the end of the taxable year of Executive in which Executive’s Date of Termination occurs, or the end of the taxable year of the Company (or any successor thereto) in which such Date of Termination occurs.

(b) This Agreement is not intended to provide for any deferral of compensation subject to Code Section 409A and, accordingly, the benefits provided pursuant to this Agreement are intended to be paid not later than the later of: (i) the fifteenth day of the third month following Executive’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. The date determined under this subsection is referred to as the “Short-Term Deferral Date.”

(c) Notwithstanding anything to the contrary herein, in the event that any benefits provided pursuant to this Agreement are not actually or constructively received by the Executive on or before the Short-Term Deferral Date, to the extent such benefit constitutes a deferral of compensation subject to Code Section 409A, then: (i) subject to clause (ii), such benefit shall be paid upon Executive’s Separation from Service with respect to the Company and its affiliates, and (ii) if Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), with respect to the Company and its affiliates, such benefit shall be paid upon the date which is six months after the date of Executive’s Separation from Service (or, if earlier, the date of Executive’s death). In the event that any benefit provided for in this Agreement is subject to this subsection, such benefit shall be paid on the sixtieth day following the payment date determined under this subsection, and shall be made subject to the requirements of Sections 7.2 and 7.3, as applicable.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of October 1, 2007.

Forum Oilfield Technologies, Inc.

By:	/s/ David C. Baldwin
Name:	David C. Baldwin
Title:	Director

/s/ Charles E. Jones
Charles E. Jones